Exhibit 10.2

2011 EVP of Worldwide Sales Bonus Program

Bonus Calculation

The Executive Vice President of Worldwide Sales (the “Participant”) will be eligible for a target bonus of 100% of the Participant’s salary applicable for each fiscal quarter during 2011 (collectively, the “Bonus Awards”). The Bonus Awards shall be granted under Section 6(c)(ii) of the Company’s 2009 Equity Incentive Plan (the “Plan”) and shall be subject to the terms and conditions of the Plan. Capitalized terms used herein but not defined shall have the same definitions as in the Plan.

The Bonus Awards are based upon the Company meeting its quarterly billings and/or operating income objectives determined by the Company’s Compensation Committee (the “Committee”) after the conclusion of each quarter (in accordance with Section 6(d) of the Plan) and communicated in writing to the Participant.

Seventy percent (70%) of each Bonus Award is earned if the Company meets its quarterly billings objective and thirty percent (30%) is earned if the Company achieves its quarterly operating income objective. Achievement of at least 80% of a Performance Goal is required for any payment of the portion of each Bonus Award that is based on achievement by the Company of such Performance Goal. Should the Company achieve at least 80% of its billings or operating income Performance Goals, bonuses for such Performance Goal will be paid at the applicable percentage of the target payment for that Performance Goal, with 80% performance equating to 0% payout for each Performance Goal. Should the Company achieve 110% or more of its billings or operating income Performance Goals, bonuses for that Performance Goal shall be paid at 1.5 times what the Participant would have been paid on target for that Performance Goal; provided that an amount in excess of 1.5 times the target amount for the billings Performance Goal shall be paid if the Company achieves more than 110% of the billings Performance Goal; provided further, that in no event can the aggregate amount of the Bonus Awards paid to the Participant exceed $5,000,000 as provided in Section 6(c)(ii) of the Plan (such amount, the “Maximum Bonus Amount”). Bonus Awards are prorated for Performance Goal achievement between 80% and 100%, and between 100% and 110% (and in the case of the billings Performance Goal, achievement above 110%) on a straight line interpolation.

Eligibility

If Participant’s employment by the Company is terminated for any reason during the Performance Period, Participant will receive no Bonus Award for such Performance Period. If Participant’s employment by the Company is terminated for any reason other than gross misconduct after the close of the Performance Period but before the distribution of the Bonus Award payment, Participant’s Bonus Award amount will be paid in full.

Bonus Award amounts are based upon base salary applicable for each quarter during the Performance Period, exclusive of other payments or bonuses.

The Committee shall not have discretion to authorize payment of an amount in excess of Participant’s Maximum Bonus Amount and may only make a Bonus Award payment if the Committee determines that Performance Goals pre-selected for the Participant were fully satisfied. Notwithstanding the Committee’s determination that the Performance Goals were fully satisfied, the Committee shall have the discretion to reduce each Bonus Award amount as it considers appropriate, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.

Eligibility to receive a Bonus Award under the Plan shall not confer upon Participant any right with respect to continued employment by the Company or continued participation in the Plan. The Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss an employee free from any liability or claim for benefits pursuant to the Bonus Award or the Plan, except as provided under the Plan or other written plan adopted by the Company or written agreement between the Company and Participant.

Award Payments

No later than 30 days after the end of the Performance Period, the Committee shall determine (i) whether the established Performance Goals were achieved and (ii) the amount, if any, of the Bonus Award which should be paid to Participant. Payment of each Bonus Award amount shall be made within 30 days following the certification by the Committee that the Performance Goals and other criteria for payment were satisfied. Payroll and other taxes shall be withheld as determined by the Company.

Non-Transferability

Except as expressly provided by the Committee, the Bonus Awards payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of an employee or former employee. This section shall not apply to an assignment of a contingency or payment due (i) after the death of Participant to the deceased individual’s legal representative or beneficiary, or (ii) after the disability of Participant to the disabled individual’s personal representative.